                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                             DITECH COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                       DITECH COMMUNICATIONS CORPORATION
                            825 E. MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 7, 1999

                            ------------------------

TO THE STOCKHOLDERS OF DITECH COMMUNICATIONS CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DITECH COMMUNICATIONS CORPORATION, a Delaware corporation ("Ditech" or the "Company"), will be held on Thursday, October 7, 1999 at 3:00 p.m. local time at the offices of the Company, 825 E. Middlefield Road, Mountain View, California 94043 for the following purpose:

    1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending April 30, 2000.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on August 20, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ ANDREI M. MANOLIU

                                          ANDREI M. MANOLIU

                                          SECRETARY

Mountain View, California
September 7, 1999

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                       DITECH COMMUNICATIONS CORPORATION
                            825 E. Middlefield Road
                        Mountain View, California 94043

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 7, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Ditech Communications Corporation, a Delaware corporation ("Ditech" or the "Company"), for use at the Annual Meeting of Stockholders to be held on October 7, 1999 at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 825 E. Middlefield Road, Mountain View, California 94043. The Company intends to mail this proxy statement and accompanying proxy card on or about September 7, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on August 20, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on August 20, 1999 the Company had outstanding and entitled to vote 12,223,938 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 825 E. Middlefield Road, Mountain View, California 94043, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is May 11, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is July 9, 1999. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

    GREGORY M. AVIS, age 40, has been a director of Ditech since February 1997. Mr. Avis has served as a Managing Partner of Summit Partners, a private equity capital firm, since 1990 and has been a General Partner since 1987. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund, L.P., which are all stockholders of Ditech. Mr. Avis also serves as a director of Extended Systems, Inc., a network peripherals and wireless communications company; Powerwave Technologies, Inc., a designer and manufacturer of power amplifiers for wireless communications; Splash Technology Holdings, Inc., a developer of color server systems; and several privately held companies. Mr. Avis received a B.A. from Williams College and an M.B.A. from Harvard University.

    GEORGE J. TURNER, age 62, has been a director of Ditech since November 1993. He is currently the President and Chief Operating Officer of Globe Wireless, Inc., a position he has held since December 1996. He previously worked for Automated Call Processing for over ten years, serving the company in several senior management roles. Mr. Turner has a B.A., an M.A. and a PhD. from the University of California, Berkeley.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

    PETER Y. CHUNG, age 31, has been a director of Ditech since February 1997. Mr. Chung is a General Partner of Summit Partners, a private equity capital firm, where he has been employed since August 1994. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund, L.P., which are all stockholders of Ditech. From August 1989 to July 1992, Mr. Chung worked in the Mergers and Acquisitions Department of Goldman, Sachs & Co. Mr. Chung also serves as a director of E-Tek Dynamics, Inc., an optical components and modules company; Splash Technology Holdings, Inc., a developer of color server systems; and several privately held companies. Mr. Chung received a B.A. from Harvard University and an M.B.A. from Stanford University.

    KENNETH E. JONES, age 52, has been a director of Ditech since July 1983. He is currently the Chairman and Chief Executive Officer of Globe Wireless, Inc., a position he has held since Globe Wireless was sold by Automated Call Processing and became an independent company in 1997. Mr. Jones founded Automated Call Processing in 1983 (which in 1997 merged with Ditech and changed its name to Ditech Corporation), and worked as its President and Chief Executive Officer until 1997. From 1986 to 1994, he also served as President and Chief Executive Officer of Automated Call Processing's wholly-owned subsidiary, Ditech Corporation. Prior to founding Automated Call Processing, Mr. Jones served as President and Chief Executive Officer of Clausen-Koch Company, a private label manufacturer of canned meats. Mr. Jones also served as the Chief Financial Officer of Hills Brothers Coffee, Inc. from 1976 to 1979. Mr. Jones is a director of Quadramed Corporation, a medical software company. He served as a commanding officer of USS Flagstaff in the United States Navy and has a B.S. from the University of Nebraska and an M.B.A. from Harvard University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

    WILLIAM A. HASLER, age 57, has been a director of Ditech since May 1997. He also serves as a Co-Chief Executive Officer and Director of Aphton Corp., a bio-pharmaceutical company, a position he has held since July 1998. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California at Berkeley, and from January 1984 to August 1991, Mr. Hasler served as a Vice Chairman of KPMG Peat Marwick. Mr. Hasler is a director of numerous companies, including Quickturn Design Systems, Inc., a design verification company, Solectron Corp., an electronics manufacturing services company, TCSI Corporation, a telecommunications software company, Tenera Inc., an engineering consulting firm, and Walker Interactive Systems, Inc., an operations and analytical software company. He received a B.A. from Pomona College and an M.B.A. from Harvard University.

    PONG C. LIM, age 45, has served as Ditech's Chairman of the Board since October 1998. From March 1997 to September 1998, Mr. Lim served as Ditech's Chief Executive Officer and President. From May 1994 to March 1997, Mr. Lim served as Ditech's President and Chief Operating Officer. From June 1989 to April 1994, Mr. Lim served as General Manager of Santa Clara Business Unit, a division of DSC Communications, a telecommunications company. Mr. Lim has a B.S. in civil engineering from Drexel University and an M.B.A. in marketing and finance from the University of Phoenix.

    TIMOTHY K. MONTGOMERY, age 46, has served as Ditech's President and Chief Executive Officer since September 1998 and as a Director since October 1998. From November 1997 to September 1998, he served as Ditech's Senior Vice President of Sales and Marketing. Mr. Montgomery served as Vice President of

Sales of Digital Link Corporation, a manufacturer of digital access products for wide area networks, from August 1993 to October 1997. From October 1992 to July 1993, Mr. Montgomery worked as an independent consultant. From August 1986 to September 1992 Mr. Montgomery was employed as Vice President of Sales at Telebit Corporation, a networking company. Mr. Montgomery has a B.S.B.A. in marketing from Florida State University.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended April 30, 1999 the Board of Directors held seven meetings. The Board has an Audit Committee, a Compensation Committee.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Chung and Hasler. As audit issues were discussed in full board meetings in fiscal year 1999, the Audit Committee did not meet during such fiscal year.

    The Compensation Committee makes decisions concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. All decisions by the Compensation Committee are reviewed by the Board, except that decisions regarding stock awards under the Company's 1999 Stock Option Plan are made solely by the Compensation Committee. The Compensation Committee is composed of three non-employee directors: Messrs. Avis, Hasler and Jones. It met two times during such fiscal year.

    During the fiscal year ended April 30, 1999, all directors except Mr. Turner attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Mr. Turner did not attend any meetings of the Board held during the fiscal year ended April 30, 1999 due to ill health.

                                   PROPOSAL 2
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending April 30, 2000 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since April 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

    In April 1998, the Company's Board of Directors determined to change its accountants and approved the engagement of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) to replace the former accountants as the Company's principal accountants. Prior to and as of PricewaterhouseCoopers' appointment, there were no disagreements with the former accountants during the two years ended April 30, 1997 or during the subsequent interim period preceding their replacement on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the matter in their report. The former accountants issued an unqualified opinion on the financial statements of the Company as of and for the two years ended April 30, 1997. The Company did not consult with PricewaterhouseCoopers LLP on any accounting or financial reporting matters in the periods prior to their appointment.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS OF THE COMPANY

    TIMOTHY K. MONTGOMERY, age 46, has served as Ditech's President and Chief Executive Officer since September 1998 and as a Director since October 1998. From November 1997 to September 1998, he served as Ditech's Senior Vice President of Sales and Marketing. Mr. Montgomery served as Vice President of Sales of Digital Link Corporation, a manufacturer of digital access products for wide area networks, from August 1993 to October 1997. From October 1992 to July 1993, Mr. Montgomery worked as an independent consultant. From August 1986 to September 1992 Mr. Montgomery was employed as Vice President of Sales at Telebit Corporation, a networking company. Mr. Montgomery has a B.S.B.A. in marketing from Florida State University.

    TONI M. BELLIN, age 53, joined Ditech in December 1998 as Vice President of Operations. Before joining Ditech, Ms. Bellin served as the Vice President of Operations for Digital Link Corporation from December 1993 to December 1998, and as the Vice President of Operations of Zeiss Humphrey Systems, a medical capital equipment manufacturer, from July 1987 to December 1993. Ms. Bellin has a B.A. in business administration and an M.B.A. in executive management from St. Mary's College.

    SALIM N. JABR, age 47, joined Ditech in May 1995 as Vice President of Engineering and Development, Optical Products. In August 1994, Mr. Jabr founded ORCA Technology, a company engaged in the development of DWDM systems. From November 1993 to December 1994, Mr. Jabr was a senior staff manager for SDL Inc., a designer and manufacturer of specialized semiconductor products. Mr. Jabr served as Director of Optical Technology at Raychem Corporate Technology, a telecommunications and industrial equipment manufacturing company, from September 1989 to November 1993. From June 1981 to September 1989, he worked at Litton Guidance and Control, an aerospace company. He was also an Assistant Professor in Physics at the University of Southern California from September 1979 to August 1981. Mr. Jabr has a Ph.D. in physics and an M.S. in electrical engineering from Yale University, and a B.S. in physics from The American University in Beirut.

    MARC SCHWAGER, age 42, joined Ditech in April 1999 as its Vice President, Marketing. Before joining Ditech, Mr. Schwager served as the Director of Product Management for Bandwidth Unlimited, a Silicon Valley start-up working in the optical networking field, from November 1998 to April 1999. From May 1981 through October of 1998, Mr. Schwager held a series of marketing positions at Hewlett-Packard, most recently as Director of Marketing for the Advanced Networks Division. Mr. Schwager holds a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute.

    SERGE STEPANOFF, age 57, joined Ditech in February 1987 and was its Vice President of Engineering until May 1991. In September 1996, he rejoined Ditech and assumed his current position of Vice President of Engineering and Development, Echo Cancellation Products. Mr. Stepanoff worked as Director of Software at Telecom Solutions, a telecommunications company, from March 1995 to August 1996. From May 1991 to February 1995, he was a Senior Manager for MCI Communications, a telecommunications company. He has a B.S. in electrical engineering from Heald Engineering College and an M.S. in Computer Science from West Coast University.

    WILLIAM J. TAMBLYN, age 40, joined Ditech in June 1997 as a Vice President and Chief Financial Officer. Mr. Tamblyn was the Chief Financial Officer at Conductus, Inc., a telecommunications company, from December 1993 to June 1997. He served as Chief Financial Officer at Ramtek, an imaging company, from May 1993 to December 1993. Prior to May 1993, Mr. Tamblyn worked in public accounting, including for Coopers & Lybrand, LLP. He has a B.S. in accounting from San Jose State University and is a certified public accountant.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of July 31, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

    Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes, based on information furnished by such persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 12,223,938 shares of common stock outstanding as of July 31, 1999.

                                                                            SHARES BENEFICIALLY
                                                                                   OWNED
                                                                          -----------------------
BENEFICIAL OWNER                                                            NUMBER      PERCENT
------------------------------------------------------------------------  ----------  -----------
Entities affiliated with Summit Partners (1)............................   3,867,649        31.6%
Seahawk Ranch Irrevocable Trust (2).....................................     758,985         6.2
Seahawk Investment Trust (2)............................................     611,324         5.0
Timothy Montgomery (3)..................................................     399,998         3.3
Pong Lim (4)............................................................     499,998         4.1
William Tamblyn (5).....................................................     116,665           *
Toni Bellin (6).........................................................     100,000           *
Serge Stepanoff (7).....................................................      99,998           *
Salim Jabr (8)..........................................................     199,999         1.6
Marc Schwager (9).......................................................     100,000           *
Gregory Avis (10).......................................................   3,867,649        31.6
Peter Chung (11)........................................................   3,867,649        31.6
William Hasler..........................................................      66,666           *
Kenneth E. Jones (12)...................................................   1,387,421        11.4
George Turner...........................................................     154,052         1.3
All directors and executive officers as a group (12
  persons)(13)..........................................................   6,992,446        54.7%

------------------------

*   Represents beneficial ownership of less than 1 percent.

(1) Shares consist of 3,515,433 shares held by Summit Ventures IV, L.P., 116,262 shares held by Summit Investors III, L.P., and 235,954 shares held by Summit Subordinated Debt Fund, L.P. Summit Partners is located at 600 Atlantic Ave., Suite 2800, Boston, MA 02210-2227. Summit Partners IV, L.P. is the General Partner of Summit Ventures IV, L.P. and Stamps, Woodsum & Co., IV is the General Partner of Summit Partners IV, L.P. Summit Partners SD, L.P. is the General Partner of Summit Subordinated Debt Fund, L.P. and Stamps, Woodsum & Co., III is the General Partner of Summit Partners SD, L.P. The following individuals are General Partners of Stamps, Woodsum & Co., IV, Summit Investors III, L.P. and Stamps, Woodsum & Co., III, L.P.: E. Roe Stamps, IV, Stephen G. Woodsum, Martin J. Mannion, John A. Genest, Gregory
    M. Avis, Bruce R. Evans, Walter G. Kortschak, Thomas S. Roberts, Joseph F. Trustey and Kevin P. Mohan. As general partners, such persons may be deemed to have beneficial ownership of the shares held by Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund, L.P.

(2) Seahawk Investment Trust and Seahawk Ranch Irrevocable Trust are located at 550 Pilgrim Drive, Foster City, California 94404. Kenneth Jones and Signe Kim Lauridsen-Jones are trustees of the Seahawk Investment Trust and, as such, may be deemed to have beneficial ownership of the shares held by Seahawk Investment Trust. Mr. Jones and Philip E. Blake are trustees of the Seahawk Ranch Irrevocable Trust and, as such, may be deemed to have beneficial ownership of the shares held by Seahawk Ranch IrrevocableTrust.

(3) Includes 100,000 shares which may be acquired pursuant to the exercise of stock options. On July 31, 1999, 180,555 of Mr. Montgomery's shares were subject to a repurchase option in favor of Ditech.

(4) On July 31, 1999, 67,222 of Mr. Lim's shares were subject to a repurchase option in favor of Ditech. The address for Mr. Lim is c/o Ditech Corporation, 825 E. Middlefield Rd., Mountain View, CA 94043.

(5) Includes 30,084 shares which may be acquired pursuant to the exercise of stock options. On July 31, 1999, 35,192 of Mr. Tamblyn's shares were subject to a repurchase option in favor of Ditech.

(6) Consists solely of 100,000 shares which may be acquired pursuant to the exercise of stock options.

(7) Consists solely of 99,998 shares which may be acquired pursuant to the exercise of stock options.

(8) Includes 125,000 shares which may be acquired pursuant to the exercise of stock options.

(9) Consists solely of 100,000 shares which may be acquired pursuant to the exercise of stock options.

(10) The shares are beneficially owned by Summit Partners. Mr. Avis is a Managing Partner of Summit Partners. See footnote (1). The address for Mr. Avis is c/o Summit Partners, 600 Atlantic Ave., Suite 2800, Boston, MA 02210-2227.

(11) The shares are beneficially owned by Summit Partners. Mr. Chung is a Principal of Summit Partners. See footnote (1). The address for Mr. Chung is c/o Summit Partners, 600 Atlantic Ave., Suite 2800, Boston, MA 02210-2227.

(12) Total number of shares includes 758,985 shares of common stock held by Seahawk Ranch Irrevocable Trust, of which Mr. Jones is a trustee; 611,324 shares of common stock held by Seahawk Investment Trust, of which Mr. Jones is a trustee; and 17,112 shares of common stock held by Western General Corporation, of which Mr. Jones is the president. The address for Mr. Jones is 550 Pilgrim Drive, Foster City, California 94404.

(13) Includes 555,082 shares that may be acquired pursuant to the exercise of stock options. See notes 1 through 12 above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    The Company was not subject to Section 16 of the 1934 Act during the fiscal year ended April 30, 1999, and so no compliance was required by such persons.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Ditech does not currently provide cash compensation to non-employee directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

    In March and April 1999 the Board adopted, and the stockholders approved, Ditech's 1999 Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan"). The Board has reserved 100,000 shares of common stock for issuance under the Director's Option Plan. Under the Directors' Option Plan:

    - each new non-employee director who is elected or appointed for the first time other than at an annual meeting will automatically be granted an option to purchase that number of shares of common stock equal to 5,000 multiplied by the number of months remaining until the next succeeding annual meeting of stockholders divided by twelve; and

    - each non-employee director will automatically be granted an option to purchase 5,000 shares of common stock immediately following each annual meeting of stockholders; provided, that such grant to a non-employee director receiving such annual grant for the first time shall be 10,000 shares rather than 5,000 shares.

    Options granted under the Directors' Option Plan are granted at 100% of the fair market value of the common stock on the date of grant. Options granted under the Directors' Option Plan have a five-year term and are fully vested. The Directors' Option Plan will terminate in March 2009, unless earlier terminated by the Board of Directors.

    Upon certain changes in control of Ditech, all outstanding options under the Directors' Option Plan shall be assumed by the surviving entity or the surviving entity shall substitute similar options for such outstanding options. If the surviving entity determines not to assume such outstanding options or substitute similar options therefor, then the options will terminate if not exercised prior to such change in control.

    As of April 30, 1999, no options had been granted under the Directors' Option Plan, and 100,000 shares were reserved for future grants or purchases under the Directors' Option Plan.

SUMMARY OF COMPENSATION

    The following table sets forth certain information for the fiscal year ended April 30, 1999, regarding the compensation of Ditech's Chief Executive Officer and each of the most highly compensated executive officers of Ditech whose salary and bonus for such year were in excess of $100,000 on an annualized basis (the "Named Executive Officers"). In accordance with Securities and Exchange Commission rules, annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          -------------
                                                           ANNUAL COMPENSATION (1)         SECURITIES
                                                     -----------------------------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR       SALARY        BONUS        OPTIONS        COMPENSATION
---------------------------------------------------  ---------  -----------  -----------  -------------  -------------------
Timothy Montgomery
  Chief Executive Officer, President and Senior
  Vice President, Sales and Marketing (1)..........       1999   $ 225,000    $ 100,000       133,333                --
Pong Lim
  Chairman of the Board (2)........................       1999     175,000      100,000            --         $   1,636
Salim Jabr
  Vice President of Engineering and Development,
  Optical Products.................................       1999     120,000       43,000            --                --
Serge Stepanoff
  Vice President of Engineering and Development,
  Echo Cancellation Products.......................       1999     120,000       42,960            --                --
William Tamblyn
  Vice President and Chief Financial Officer.......       1999     135,000       54,000        16,666                --

------------------------

(1) Mr. Montgomery was promoted to his current position of President, Chief Executive Officer of Ditech in September 1998.

(2) Mr. Lim served as President and Chief Executive Officer of Ditech until September 1998, at which time Mr. Montgomery became President and Chief Executive Officer. Mr. Lim became Chairman of the Board of Ditech in October 1998. Compensation listed in the "all other compensation" column consists of insurance premiums paid by Ditech for the benefit of Mr. Lim.

                       STOCK OPTION GRANTS AND EXERCISES

    The following table sets forth each grant of stock options made during the fiscal year ended April 30, 1999 to each of the Named Executive Officers. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined in good faith by the Board of Directors on such date based upon such factors as the purchase price paid by investors for shares of Ditech's preferred stock, the absence of a trading market for Ditech's securities and Ditech's financial outlook and results of operations. During the fiscal year ended April 30, 1999, Ditech granted employees, consultants and directors options to purchase an aggregate of 702,956 shares of common stock.

                                                                                                                POTENTIAL REALIZABLE
                                                                          INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                                        ------------------------------------------------------    ANNUAL RATES OF
                                                         NUMBER OF                                                  STOCK PRICE
                                                        SECURITIES                                                APPRECIATION FOR
                                                        UNDERLYING     % OF TOTAL      EXERCISE                     OPTION TERM
                                                          OPTIONS    OPTIONS GRANTED   PRICE PER   EXPIRATION   --------------------
NAME                                                      GRANTED         1998           SHARE        DATE         5%         10%
------------------------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Timothy Montgomery....................................     133,333           19.0      $    1.50     10/15/08   $ 125,779  $ 318,748

Pong Lim..............................................          --             --             --           --          --         --

William Tamblyn.......................................      16,666            2.4           1.50      11/6/08      15,772     39,842

Serge Stepanoff.......................................          --             --             --           --          --         --

Salim Jabr............................................          --             --             --           --          --         --

    The options granted to Messrs. Montgomery and Tamblyn vest over a standard four-year period, with 25% vesting after one year and monthly vesting thereafter.

    In accordance with the rules of the Securities and Exchange Commission, the columns referring to potential realizable value show the gains or "option spreads" that would exist for the options granted based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The rules of the SEC require the Company to use these assumed annual compound rates of stock price appreciation. These estimated rates do not represent the Company's estimate or projection of future common stock prices.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth information regarding option exercises, and the fiscal year end values of stock options held by each of the Named Executive Officers during the fiscal year ended April 30, 1999 and exercisable and unexercisable options held as of April 30, 1999:

                                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                         UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                           UNDERLYING                     AT APRIL 30, 1999              AT APRIL 30, 1999
                                         SHARES ACQUIRED    VALUE    ----------------------------  ------------------------------
NAME                                       ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------------------------  ---------------  ---------  -----------  ---------------  -----------  -----------------
Timothy Montgomery.....................       299,998     $  54,373     100,000             --      $ 825,000              --
Pong Lim...............................       479,998       247,499          --             --             --              --
William Tamblyn........................        81,581        38,349      35,084             --        304,969              --
Serge Stepanoff........................            --            --      99,998             --         89,482              --
Salim Jabr.............................        74,999        45,000     125,000             --      1,138,125              --

    Each option grant permits immediate exercise subject to a repurchase option in favor of Ditech, which lapses over a four-year period with 25% lapsing after the first year and monthly thereafter. The fair market value of Ditech's common stock on or about April 30, 1999 was $9.75 per share as determined in good faith by the Board of Directors on such date based upon such factors as the absence of a trading market for Ditech's common stock, the probability of completing the Company's initial public offering at that time and the low price of the initial public offering price range.

                             EMPLOYMENT AGREEMENTS

    In September 1998, Ditech entered into an employment agreement with Timothy Montgomery to serve as Ditech's President and Chief Executive Officer at a base salary of $225,000 a year starting on November 1, 1998, with an annual discretionary bonus set by the Board and based upon specific objectives to be agreed upon by Mr. Montgomery and the Board. The employment agreement also provides that Mr. Montgomery will receive an option to purchase 133,333 shares of Ditech common stock. The employment agreement is at-will, contains a non-solicitation agreement, and provides that if Mr. Montgomery is terminated without cause, he will be paid a lump sum equal to twelve months base salary. However, if Mr. Montgomery resigns, his employment is terminated for cause, or there is a change in control of Ditech, he will receive no severance benefits. In the event of a change of control of Ditech, all of Mr. Montgomery's outstanding, unvested options will immediately become fully vested.

    In September 1998, Ditech entered into an employment agreement with Pong Lim to serve as Chairman of the Board of Directors and a Ditech employee at a base salary of $175,000 a year, with an annual bonus based on Ditech financial achievements. In addition, if the requirements tied to the bonus are met, all of Mr. Lim's remaining unvested stock options will become fully vested in September 1999. The employment agreement is at-will, contains a non-solicitation agreement and provides that if Mr. Lim is terminated for any reason before September 1999, his compensation package will be paid in full, including the bonus and accelerated vesting provisions.

    In November 1998, Ditech entered into an employment agreement with Toni Bellin to serve as Vice President of Operations at a base salary of $150,000 a year, with a guaranteed bonus of $25,000 in 1999 and an option to purchase 100,000 shares of Ditech common stock. The employment agreement is at-will, although if Ms. Bellin is terminated for other than cause or permanent disability during her first two years of service Ditech must pay Ms. Bellin's base salary for the lesser of a period of one year following the termination of her employment, or the period ending on the second anniversary of her first day of employment. Ms. Bellin received a signing bonus of $25,000, though if she severs her employment with Ditech within her first twelve months with the Company she must repay $12,500 of the signing bonus.

    In April 1999, Ditech entered into an employment agreement with Marc Schwager to serve as Vice President of Marketing at a base salary of $150,000 a year, with a guaranteed bonus of $30,000 in 1999 and an option to purchase 100,000 shares of Ditech common stock. The employment agreement is at-will, although if Mr. Schwager is terminated for other than cause or permanent disability during his first year of service Ditech must pay Mr. Schwager's base salary for the period ending on the first anniversary of his first day of employment. Mr. Schwager received a signing bonus of $25,000, though if he severs his employment with Ditech within his first twelve months with the company he must repay $12,500 of the signing bonus.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee of the Company's Board of Directors generally makes decisions on compensation of the Company's Chief Executive Officer, Timothy K. Montgomery, and its other executive officers. During fiscal 1999, the Compensation Committee consisted of Gregory M. Avis, William A. Hasler and Kenneth E. Jones; all three are outside directors. All decisions by the Compensation Committee are reviewed by the full Board of Directors, except for decisions about awards under the Company's 1999 Stock Option Plan, which decisions must be made solely by the Compensation Committee for awards under such plan to satisfy Rule 16b-3 under the 1934 Act. The Compensation Committee has furnished the following report on the 1999 compensation of Timothy K. Montgomery and the Company's other executive officers.

    In setting the compensation levels, the Compensation Committee considers the standard practices in the telecommunications industry, including data from surveys, as well as the practices of companies with whom the Company competes for executive talent. The Company believes that its total executive compensation package is near the median among its peers making the transition from a private company with less than $15 million in revenues to a publicly traded company with greater than $25 million of revenues.

    It is the current philosophy of the Company to keep the base salary of executives between the 25th and 50th percentiles based on the RADFORD ASSOCIATES MANAGEMENT TOTAL COMPENSATION PLAN 1998-- OVERALL COMPANIES LESS THAN $40M (Radford) & ADVANCED EQUITY PRE-IPO SURVEY - $10M LEVEL (AE), so that more of their compensation depends on bonuses, which are contingent upon Company and individual performance. The Radford and AE surveys include some but not all companies included in the Graph Index. See "Comparison of Stockholder Return". The executives are thus motivated to enhance stockholder value.

    As the Company has commercial products and developing products, the Compensation Committee believes that corporate performance should be measured by both traditional financial performance criteria such as profitability and earnings per share and by analyzing the degree to which the Company achieves certain goals established by the Compensation Committee and approved by the Board.

------------------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

    Under the Executive Compensation Bonus Plan, an executive's annual incentive award depends on improved Company performance, both revenue growth and profits for the fiscal year and key individual contributions. The current philosophy of the Company is to keep total compensation including bonuses for executives between the 50th and 75th percentiles of the companies in the Radford and AE surveys.

    The performance goals for the Company are derived from the Company's business plans that include critical individual performance targets relating to strategic product positioning, revenue growth, and profitability for the fiscal year and key internal deliveries. The performance bonuses are based on a percentage on each related task. The incentive targets vary with each executive officer and are based overall as a percentage of base salary. The incentive targets range from 40% to 50%. The Compensation Committee annually reviews and approves specific bonus targets, maximums and performance criteria for all executives.

STOCK OPTIONS

    The Compensation Committee grants stock options under the Company's stock option plans to foster executive ownership and to provide direct linkage with stockholder interests. The Compensation Committee considers the current level of equity holdings in the Company, stock options previously granted, industry practices, the executive's accountability level, and assumed potential stock value when determining stock option grants. The Compensation Committee relies upon competitive guideline ranges of retention-effective, target-gain objectives to be derived from option gains based upon relatively aggressive assumptions relating to planned growth and earnings. In this manner, potential executive gains parallel those of other stockholders over the long term. Therefore, the stock option program serves as the Company's primary long-term incentive and retention tool for executives and other key employees. The exercise prices of stock options granted to the executive officers are equal to the market value of the stock on the date of grant.

CEO COMPENSATION

    Mr. Montgomery commenced employment with the Company effective November 1, 1997 as Senior Vice President of Sales and Marketing. As of September 15, 1998 he became the President and Chief Executive Officer. In general, as President and CEO the factors utilized in determining Mr. Montgomery's compensation are the same as those applied to the other executive officers in the manner described in the preceding paragraphs, although achievement of Company financial performance goals have a greater impact on his total compensation.

    In establishing Mr. Montgomery's base salary, it was the Compensation Committee's intent to provide him with a level of stability and certainty each year. His base salary for the 1999 fiscal year of $225,000 approximates the 50th percentile or competitive classification of reported base salaries for Chief Executive Officers based on Radford and AE.

    The annual bonus component of Mr. Montgomery's compensation package was based on the Company's financial performance and individual goal achievement, as described above. Based upon Mr. Montgomery's performance, his resultant bonus for 1999 included his full bonus at plan plus an additional $25,000 for exceeding plan, for a total of $100,000.

    Upon becoming President and CEO during the fiscal year, Mr. Montgomery received an additional 133,333 stock options. These options were granted based on industry averages as related to his new position within the Company.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction for compensation exceeding $1 million paid to certain of the corporation's executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. The Company's 1998 Stock Option Plan is structured so that any compensation deemed paid to an executive officer when he/she exercises an outstanding option under the Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation; which will not be subject to the $1 million limitation. The Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officer ever approach that level.

    In summary, it is the opinion of the Compensation Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interest of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                            Compensation Committee
                                            Gregory M. Avis
                                            William A. Hasler
                                            Kenneth E. Jones

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1999, Messrs. Avis, Hasler and Jones served as members of the Compensation Committee of Ditech's Board of Directors. Mr. Avis is a Managing Partner of Summit Partners, a private equity capital firm that became a major stockholder of Ditech in connection with Ditech's recapitalization.

    No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of Ditech's Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee in May 1997, the Board of Directors of Ditech as a whole made decisions relating to compensation of Ditech's executive officers.

                       PERFORMANCE MEASUREMENT COMPARISON

    The Company completed its initial public offering on June 9, 1999, at which time the Company's Common Stock first became publicly traded. Consequently, the Company's Common Stock was not publicly traded until after the completion of its last fiscal year, and so no performance measurement comparison has been provided.

                              CERTAIN TRANSACTIONS

    In April 1999 the Company redeemed all of its Series C preferred stock by distribution to the holders of such stock all of the shares of Series A preferred stock of Globe Wireless, Inc. held by the Company. Such distribution was made on a one-for-one basis. In connection with such redemption, the Company redeemed: from The Seahawk Investment Trust and the Seahawk Ranch Irrevocable Trust, collectively, an aggregate of 3,596,795 shares of Series C preferred stock, of which trusts Mr. Jones, a director of the Company, is a trustee; and from Mr. Turner, a director of the Company, 404,358 shares of Series C preferred stock.

    In June 1999, in connection with the Company's initial public offering, the Company redeemed all of its Series A Preferred Stock by payment of approximately $1.14 per share of Series A Preferred Stock pursuant to the terms thereof. In connection with this redemption, the Company redeemed: from funds affiliated with Summit Partners, of which Mr. Avis, a director of the Company, is Managing Partner, and of which Mr. Chung, a director of the Company, is a Principal, an aggregate of 12,000,000 shares of Series A preferred stock; from The Seahawk Investment Trust and the Seahawk Ranch Irrevocable Trust, collectively, an aggregate of 2,272,344 shares of Series A preferred stock, of which trusts Mr. Jones, a director of the Company, is a trustee; and from Mr. Turner, a director of the Company, 255,461 shares of Series A preferred stock.

    The Company has entered into employment contracts with each of its Chief Executive Officer, Chairman, Vice President of Operations, and Vice President of Marketing. See "Employment Agreements."

    The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                               By Order of the Board of Directors

                               /s/ ANDREI M. MANOLIU

                               Andrei M. Manoliu
                               Secretary

September 7, 1999

    DITECH COMMUNICATIONS CORPORATION
    825 E. MIDDLEFIELD ROAD, MOUNTAIN VIEW, CALIFORNIA 94043             PROXY
-------------------------------------------------------------------------------

                     DITECH COMMUNICATIONS CORPORATION
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON OCTOBER 7, 1999

The undersigned hereby appoints Timothy K. Montgomery and William J. Tamblyn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ditech Communications Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Ditech Communications Corporation to be held at the offices of Ditech Communications Corporation, 825 E. Middlefield Road, Mountain View, California 94043, on Thursday, October 7, 1999 at 3:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                     SEE REVERSE FOR VOTING INSTRUCTIONS

                             PLEASE DETACH HERE


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1:   To elect two directors to hold office until the 2002 Annual
     Meeting of Stockholders.

/ / FOR all nominees listed below      / / WITHHOLD AUTHORITY
    (except as marked to the contrary      to vote for all nominees
    below).                                listed below.

NOMINEES:   01 Gregory M. Avis   02 George J. Turner

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S) IN THE BOX PROVIDED TO THE RIGHT.
                                            ---------------------------------

                                            ---------------------------------

              MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2: To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending April 30, 2000.

                    / / FOR        / / AGAINST        / / ABSTAIN


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Address Change? Mark Box / /                      DATED _________________
Indicate changes below:


                       ------------------------------------------------------

                       ------------------------------------------------------
                       SIGNATURE(S)

                       PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.